Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT, (this “Amendment”) dated as of October 15, 2026 (the “Amendment Date”), among STEPSTONE SPV FACILITY III LLC, a Delaware limited liability company, as the borrower (the “Borrower”), STEPSTONE PRIVATE CREDIT FUND LLC, a Delaware limited liability company, as the equityholder (the “Equityholder”), STEPSTONE PRIVATE CREDIT FUND LLC, a Delaware limited liability company, as the Collateral Manager (in such capacity, the “Collateral Manager”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”), each the financial institutions and other entities identified as “Lenders” on the signature pages hereof (the “Lenders”) and UMB BANK, NATIONAL ASSOCIATION, as the collateral agent (the “Collateral Agent”).

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent, the Lender, the other lenders party from time to time thereto and the Collateral Agent, are parties to the Loan and Security Agreement, dated as of December 1, 2023 (as amended from time to time prior to the Amendment Date, the “LSA”), providing, among other things, for the making and the administration of the Advances by the lenders to the Borrower; and

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent and the Lender desire to amend the LSA in accordance with Section 12.1 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the LSA.

ARTICLE II

Amendments

SECTION 2.1. As of the Amendment Date, the LSA is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the LSA attached as Appendix A hereto.

SECTION 2.2. As of the Amendment Date, the Schedules and Exhibits to the LSA are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Schedules and Exhibits attached as Appendix B hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Default, Event of Default or Change of Control with respect to the Borrower has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

SECTION 3.2. The Collateral Manager hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Default or Event of Default, Change of Control with respect to the Collateral Manager has occurred and is continuing or Collateral Manager Termination Event has occurred and (ii) the representations and warranties of the Collateral Manager contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

SECTION 3.3. The Equityholder represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Default, Event of Default or Change of Control with respect to the Equityholder has occurred and is continuing and (ii) the representations and warranties of the Equityholder contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment shall become effective as of the Amendment Date so long as the following conditions are satisfied:

(a) the execution and delivery of this Amendment by each party hereto;

(b) the execution and delivery of each other Transaction Document to be executed on the date hereof by each party thereto;

(c) the Administrative Agent’s receipt of the legal opinion of Akin Gump Strauss, Hauer & Feld LLP, counsel to the Borrower and the Equityholder in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

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(d) the Administrative Agent’s receipt of a good standing certificate of the Borrower issued by the Secretary of State of the State of Delaware and a certified copy of the resolutions of the manager of the Borrower approving this Amendment and the transactions contemplated hereby, certified by an authorized officer (or similar) of the Equityholder; provided that the Equityholder may certify, as of the Amendment Date, that there have been no changes to such resolutions since those previously delivered to the Administrative Agent; and

(e) the Borrower shall have paid to the Administrative Agent, in immediately available funds for its own account, any fees (including reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent) to be received on the Amendment Date.

The Administrative Agent shall notify the Borrower promptly upon the conditions being satisfied.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended hereby, the LSA is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the LSA for all purposes.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

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SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

STEPSTONE SPV FACILITY III LLC, as the Borrower

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

STEPSTONE PRIVATE CREDIT FUND LLC, as the Equityholder

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

STEPSTONE PRIVATE CREDIT FUND LLC, as the Collateral Manager

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

[Signature Page to Amendment No. 5 to Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:	/s/ Mike Romanzo
Name: Mike Romanzo, CFA
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Lender

By:	/s/ Mike Romanzo
Name: Mike Romanzo, CFA
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Swingline Lender

By:	/s/ Mike Romanzo
Name: Mike Romanzo, CFA
Title: Managing Director

[Signature Page to Amendment No. 5 to Loan and Security Agreement]

RAYMOND JAMES BANK, as a Lender

By:	/s/ Mark Specht
Name: Mark Specht
Title: Senior Vice President

[Signature Page to Amendment No. 5 to Loan and Security Agreement]

APPLE BANK, as a Lender

By:	/s/ Burt Feinberg
Name: Burt Feinberg
Title: Managing Director

[Signature Page to Amendment No. 5 to Loan and Security Agreement]

PINNACLE BANK, A TENNESSEE BANK, DBA SYNOVUS BANK, as a Lender

By:	/s/ Dan Courchesne
Name: Dan Courchesne
Title: Co-Head, Specialty Finance

[Signature Page to Amendment No. 5 to Loan and Security Agreement]

UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent

By:	/s/ Mark Nguyen
Name: Mark Nguyen
Title: Vice President

[Signature Page to Amendment No. 5 to Loan and Security Agreement]

APPENDIX A

EXECUTION VERSION

Conformed through Amendment No. ~~4~~5 dated ~~September 29, 2025~~October 15, 2026

$~~750,000,000~~1,000,000,000

LOAN AND SECURITY AGREEMENT

by and among

STEPSTONE PRIVATE CREDIT FUND LLC,

(Collateral Manager)

STEPSTONE SPV FACILITY III LLC,

(Borrower)

STEPSTONE PRIVATE CREDIT FUND LLC,

(Equityholder)

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

(Lenders)

WELLS FARGO BANK, NATIONAL ASSOCIATION,

(Swingline Lender)

WELLS FARGO BANK, NATIONAL ASSOCIATION,

(Administrative Agent)

and

UMB BANK, NATIONAL ASSOCIATION,

(Collateral Agent)

Dated as of December 1, 2023

EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Approval Notice
EXHIBIT B	Form of Officer’s Certificate as to Solvency
EXHIBIT C	Form of Officer’s Closing Certificate
EXHIBIT D	Form of Release of Underlying Instruments
EXHIBIT E	Form of Assignment of Underlying Instruments
EXHIBIT F	Form of Joinder Supplement
EXHIBIT G	Form of Section 2.13 Certificate
EXHIBIT H	Form of Certificate of Required Loan Documents
EXHIBIT I	Form of Loan Checklist

SCHEDULES

SCHEDULE I	Legal Names
SCHEDULE II	Loan Schedule
SCHEDULE III	Agreed-Upon Procedures
SCHEDULE IV	GICS Industry Classifications

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments
ANNEX C	Specified Limitations

-i-

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations and FATCA), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage”: (a) In the case of a Broadly Syndicated Loan, 70.0%, (b) in the case of a Middle Market Loan, 65.0%, (c) in the case of a Recurring Revenue Loan, 55.0%, (d) in the case of a First Lien Last-Out Loan, 45.0% and (e) in the case of a Second Lien Loan, 25.0%.

“Applicable Prime Rate”: With respect to any Loan, the prime or base rate applicable to such Loan pursuant to the Underlying Instruments for such Loan.

“Applicable Spread”: ~~2.15~~1.95% per annum; provided that, upon the occurrence and during the existence of an Event of Default (including the Termination Date) the Applicable Spread will increase by 2.00% per annum.

“Approval Notice”: An approval notice substantially in the form of Exhibit A-5 hereto.

“Approved Jurisdictions”: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Norway, the Republic of Ireland, Luxembourg, The Netherlands, Sweden, Switzerland, the United Kingdom, the United States and any other country added with the prior written consent of the Administrative Agent in its sole discretion.

“Asset Coverage Ratio”: The ratio, determined on a consolidated basis for the Equityholder and its subsidiaries, without duplication and in accordance with GAAP, to which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Equityholder and its subsidiaries (all as determined pursuant to the 1940 Act and any orders, declarations, opinions, relief or letters issued by the SEC or any other government or regulatory authority). The calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive relief or order granted or issued by the SEC with respect to the Indebtedness of any SBIC Subsidiary from the definition of Senior Securities.

“Assigned Value”: With respect to each Loan, as of any date of determination, the lower of (i) the Purchase Price of such Loan and (ii) the value of such Loan (expressed as a percentage of par) as determined by the Administrative Agent in its sole discretion as of the date upon which such Loan is acquired by the Borrower, in each case as indicated in the Approval Notice for the relevant Loan (the “Initial Assigned Value”), subject to the following terms:

(a) If an Assigned Value Adjustment Event ~~of the type described in clauses (a) through (h) of the definition thereof~~ with respect to such Loan occurs, the “Assigned Value” may be amended at any time thereafter by the Administrative Agent, in its sole discretion (but subject to the following clauses).

(b) Solely with respect to the occurrence of an Assigned Value Adjustment Event of the type described in clause (g) of the definition thereof, immediately after giving effect to any such reevaluation (in the case of any Loan that is not a Broadly Syndicated Loan or a Recurring Revenue Loan), the Assigned Value shall not be lower than the lower of (x) the original Assigned Value and (y) such value that would result in the Facility Attachment Ratio for such Loan (based upon such Loan’s Net Senior Leverage Ratio) being lower than the “Minimum Facility Attachment Ratio” specified therefore in accordance with the grid below:

First Lien Middle Market Loans
Net Senior Leverage Ratio	Minimum Facility Attachment Ratio
Less than 4.25x	2.90x
Greater than or equal to 4.25x and less than 5.00x	2.80x
Greater than or equal to 5.00x and less than 6.00x	2.70x
Greater than or equal to 6.00x and less than 7.00x	2.60x
Greater than or equal to 7.00x and less than 8.00x	2.40x
Greater than or equal to 8.00x	0.00x

First Lien Last-Out Loans
Net Senior Leverage Ratio	Minimum Facility Attachment Ratio
Less than 5.00x	Facility Attachment Ratio as of the Cut-Off Date
Greater than or equal to 5.00x and less than 6.00x	Facility Attachment Ratio as of the Cut-Off Date less 0.25x
Greater than or equal to 6.00x and less than 7.00x	Facility Attachment Ratio as of the Cut-Off Date less 0.50x
Greater than or equal to 7.00x	0.00x

or one hundred twenty (120) days after the end of each fiscal year, unless a longer period is provided in the Underlying Instruments; provided that in no case shall such period extend beyond ninety (90) days after the end of each quarter or one hundred eighty (180) days after the end of each fiscal year;

(e) an Obligor default under such Loan, together with the election by any agent or lender (including, without limitation, the Borrower) to accelerate such Loan or to enforce any of their respective rights or remedies under the applicable UCC or by other institution of legal or equitable proceedings, in each case pursuant to the applicable underlying instruments;

(f) other than with respect to any Recurring Revenue Loan, the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is both (i) less than 1.50x and (ii) 85.0% or less of the Original Cash Interest Coverage Ratio (or, if applicable, the Cash Interest Coverage Ratio as of the related Recurring Revenue Reclassification Date); provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent may retroactively adjust the Cash Interest Coverage Ratio for any Loan as determined on the date such Loan was acquired by the Borrower;

(g) other than with respect to any Recurring Revenue Loan, the Net Senior Leverage Ratio (or, with respect to any Second Lien Loan or Designated Loan, the Net Total Leverage Ratio) for any Relevant Test Period of the related Obligor with respect to such Loan is both (i) greater than 3.50x and (ii) greater than 0.75x higher than such ratio as calculated on the date such Loan was acquired by the Borrower (or, if applicable, the Net Senior Leverage Ratio or Net Total Leverage Ratio as of the related Recurring Revenue Reclassification Date); provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent may retroactively adjust the Net Senior Leverage Ratio for any Loan as determined on the date such Loan was acquired by the Borrower;

(h) the occurrence of a Material Modification with respect to such Loan;

(i) solely with respect to Recurring Revenue Loans, the Recurring Revenue Loan Gross Leverage Ratio with respect to such Eligible Loan increases by greater than 5.0% from such ratio at the time the asset was first acquired by the Borrower;

(j) solely with respect to Recurring Revenue Loans, either (i) the recurring revenue covenants for such Eligible Loan fail to be replaced with traditional cash flow leverage lending covenants by the Recurring Revenue Loan Covenant Flip Scheduled Date or (ii) the Recurring Revenue Loan Covenant Flip Scheduled Date is extended; ~~or~~

(k) solely with respect to Recurring Revenue Loans, such Eligible Loan fails to maintain a liquidity amount (x) of at least 1.20x greater than the applicable “liquidity covenant” (or such comparable definition) in the applicable Underlying Instruments or (y) if such “liquidity covenant” (or such comparable definition) is not available in the applicable Underlying Instruments, determined by the Administrative Agent on the applicable Approval Notice for such Eligible Loan~~.~~; or

(l) the “fair market value” as reported in the Equityholder’s most recent quarterly financial statements for such Loan is less than 90.0%.

For the avoidance of doubt, an Eligible Loan shall not cease to be an Eligible Loan solely as a result of a change in Assigned Value pursuant to an Assigned Value Adjustment Event, but shall remain an Eligible Loan at the new Assigned Value.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections) as of the last day of the related Accrual Period.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: For any day, the rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) zero, (b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% and (c) the Prime Rate in effect on such day.

“Benchmark”: Initially, Daily Simple SOFR, or if any Benchmark Replacement is incorporated into this Agreement, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement”: With respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment”: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Commitment”: With respect to each Lender, (a) prior to the end of the Reinvestment Period, the commitment of such Lender to make Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Facility Amount and, for each Lender, the amount opposite such Lender’s name set forth on Annex B hereto or on Schedule I to the Joinder Supplement relating to each such Lender, (b) on or after the end of the Reinvestment Period, its Pro Rata Share of the Advances Outstanding and (c) on or after the Termination Date, zero.

“Commitment Reduction Fee”: With respect to any reduction of the Facility Amount in whole or in part pursuant to Section 2.3(a), an amount equal to the product of (a)(x) the Facility Amount, in the case of a termination of the Facility Amount, or (y) the amount of such reduction multiplied by (b)(x) in the case of a reduction occurring from the ~~Third~~Fifth Amendment Closing Date to but excluding the twelve-month anniversary of the ~~Third~~Fifth Amendment Closing Date, 2.00%, (y) in the case of a reduction occurring from and including the twelve-month anniversary of the ~~Third~~Fifth Amendment Closing Date to but excluding the twenty-four month anniversary of the ~~Third~~Fifth Amendment Closing Date, 1.00%, or (z) in the case of a reduction occurring on or after the twenty-four month anniversary of the ~~Third~~Fifth Amendment Closing Date, 0.00%.

“Conforming Changes”: With respect to the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Accrual Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Control”: The possession, directly or indirectly, of either or both of (a) the power to direct or cause the direction of the management or policies of a Person, whether related collateral have been duly obtained, effected or given and are in full force and effect and (y) for any Loan originated by any Affiliate Transferor, such Affiliate Transferor had all necessary licenses and permits to originate such Loan in the State where the related Obligor is located and the Borrower has all necessary licenses and permits to purchase and own such Loan and enter into the applicable Underlying Instruments as a lender in the State where such Obligor is located;

(n) such Loan and the Underlying Instruments related thereto, are, if not originated by the Borrower, eligible (after giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold, assigned or transferred to the Borrower and to have a security interest therein granted to the Collateral Agent, as agent for the Secured Parties, and neither the sale, transfer or assignment of such Loan to the Borrower, if not originated by the Borrower, nor the granting of a security interest hereunder to the Collateral Agent, violates, conflicts with or contravenes (and are permitted by) any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(o) such Loan requires the related Obligor to maintain the Underlying Assets for such Loan in good repair, to maintain adequate insurance with respect thereto and to pay all maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related Underlying Assets;

(p) such Loan has an original term to stated maturity that does not exceed (i) in the case of a Loan other than a Second Lien Loan, seven (7) years, or (ii) in the case of a Second Lien Loan, eight (8) years;

(q) the Underlying Instruments for such Loan do not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent to exercise its rights under this Agreement or that would prohibit the Collateral Agent, the Administrative Agent or any Lender from accessing all information with regard to such Loan (other than details of other lenders or similar information not relevant to the underlying obligors or the rights or obligations of the Borrower as lender), so long as the Administrative Agent or Collateral Agent, as applicable, has agreed to customary confidentiality provisions;

(r) the Obligor with respect to such Loan is an Eligible Obligor;

(s) such Loan is either not a “registration required obligation” within the meaning of Section 163(f)(2) of the Code, or is Registered;

(t) such Loan is not a participation interest in all or a portion of a loan;

(u) all information provided by either the Borrower or the Collateral Manager with respect to such Loan (other than projections, forward-looking information, general economic data, industry information, information relating to third parties, any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated

(ll) to the actual knowledge of the Collateral Manager, no selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower in the selection of such Loan for inclusion in the Collateral;

(mm) the underlying collateral related to each such Loan has not been used, and is contractually limited from being used, by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Borrower, the Administrative Agent or the Lenders under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to addressing the environment, health or safety;

(nn) after giving effect to the acquisition of such Loan, the sum of the aggregate Adjusted Borrowing Value of all Eligible Loans that are Fixed Rate Loans does not exceed the greater of (i) 5% of aggregate Adjusted Borrowing Value of all Eligible Loans and (ii) $15,000,000;

(oo) after giving effect to the acquisition of such Loan, the sum of the aggregate Adjusted Borrowing Value of all Eligible Loans that are First Lien Last-Out Loans and Second Lien Loans does not exceed the greater of (i) 10% of the aggregate Adjusted Borrowing Value of all Eligible Loans and (ii) $30,000,000;

(pp) after giving effect to the acquisition or origination of such Loan, the sum of the aggregate Adjusted Borrowing Value of all Eligible Loans with Obligors (or Underlying Assets) domiciled or located outside of the United States does not exceed the greater of (i) 10% of the aggregate Adjusted Borrowing Value of all Eligible Loans and (ii) $30,000,000;

(qq) after giving effect to the acquisition or origination of such Loan, (i) the aggregate Adjusted Borrowing Value of all Eligible Loans made to any single Obligor and its Affiliates does not exceed the amount set forth on Annex C corresponding to the applicable Facility Amount, (ii) the aggregate Adjusted Borrowing Value of all Eligible Loans made to the second and third largest Obligors and their Affiliates does not exceed the amount set forth on Annex C corresponding to the applicable Facility Amount and (iii) the aggregate Adjusted Borrowing Value of all Eligible Loans made to all other Obligors and their Affiliates does not exceed the amount set forth on Annex C corresponding to the applicable Facility Amount;

(rr) after giving effect to the acquisition or origination of such Loan, the sum of the aggregate Outstanding Balance and Exposure Amounts of Eligible Loans that are Revolving Loans and the Exposure Amounts of Eligible Loans that are Delayed Draw Loans do not collectively exceed the greater of (i) 15% of the aggregate Outstanding Balance of all Eligible Loans and (ii) $40,000,000; ~~and~~

(ss) after giving effect to the acquisition or origination of such Loan, the sum of the aggregate Adjusted Borrowing Value of all Eligible Loans that are Recurring Revenue Loans does not exceed the greater of (i) 10% of the aggregate Adjusted Borrowing Value of all Eligible Loans and (ii) $30,000,000~~.~~; and

(tt) the aggregate Outstanding Balance of all Eligible Loans with Obligors in the same Industry Classification Group shall not exceed 20.0% of the aggregate Outstanding Balance of all Eligible Loans; provided that (i) Eligible Loans wtih Obligors in the first largest Industry Classification Group may be up to 30.0% of the aggregate Outstanding Balance of all Eligible Loans and (ii) Eligible Loans with Obligors in the second largest Industry Classification Group may be up to 25.0% of the aggregate Outstanding Balance of all Eligible Loans.

With respect to clauses (nn) through (~~ss~~t t), only the portion of such assets that exceeds the thresholds will be deemed to be ineligible.

Notwithstanding the foregoing, any Eligible Loan that is the subject of an SPV-S Participation Interest granted by the Borrower to SPV-S pursuant to the SPV-S Master Participation Agreement and would otherwise satisfy the definition of “Eligible Loan” if such SPV-S Participation Interest had not been granted by the Borrower shall be deemed to be an Eligible Loan for all purposes hereunder.

“Eligible Obligor”: On any date of determination, any Obligor that satisfies each of the following eligibility requirements (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such Obligor):

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

(c) is not an Affiliate of, or controlled by, the Borrower, the Equityholder, the Collateral Manager or any Affiliate Transferor;

(d) is domiciled and organized or incorporated in (and the Underlying Assets are all (or substantially all) located in) an Approved Jurisdiction;

(e) is a legal operating entity or a holding company;

(f) did not enter into the Loan primarily for personal, family or household purposes; and

(g) as of the related Cut-Off Date, (x) is not the subject of an Insolvency Event with respect to such Obligor and (y) is not in financial distress or experiencing a material adverse change in its condition, financial or otherwise, in each case, as determined by the Collateral Manager in its reasonable discretion unless approved in writing by the Administrative Agent.

“Employee Plan”: An employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which the Borrower, the Equityholder or any ERISA Affiliate is (or, if such

“Facility Maturity Date”: ~~February 27, 2030~~October 15, 2031.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fee Letter”: The collective reference to (i) the Fee Letter, dated as of the date hereof, from the Administrative Agent and one or more Lenders to the Borrower, as the same may be amended, restated, modified or supplemented from time to time and (ii) each other fee letter entered into between or among the Borrower, one or more Lenders, and/or the Administrative Agent.

“Fees”: All fees required to be paid by the Borrower pursuant to this Agreement and the Fee Letter.

“Fifth Amendment Closing Date”: October 15, 2026.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last-Out Loan”: A Loan that would constitute a Middle Market Loan but that, at any time prior to and/or after an event of default under the related Underlying Instruments of such Loan, will be paid after one or more tranches of Middle Market Loans issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments; provided that, for the avoidance of doubt, a First Lien Last-Out Loan shall not constitute a Middle Market Loan unless the Administrative Agent, in its sole discretion,

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry Classification Group”: The Global Industry Classification Standard industry groups listed on Schedule IV, as the same may be updated (a) to conform to updates promulgated by MSCI Inc. or (b) as otherwise agreed with the Administrative Agent.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days; provided that, if (i) such Person fails to contest such case, (ii) such Person files an answer or other responding materials admitting the material allegations of such case or (iii) any of the other events described in this clause (a) arise with respect to such Person, such grace period will cease to apply, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest”: For each Accrual Period and the Advances Outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1/D

where:

IR	=	the Interest Rate applicable on such day;
P	=	the Advances

anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower, the Collateral Manager, the Equityholder, any Affiliate Transferor or any of their respective Subsidiaries.

“Sanctioned Person”: Any Person that is a target of Sanctions, including without limitation, a Person that is: (a) on any list of targets identified or designated pursuant to any Sanctions, including those listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List and OFAC’s Consolidated Non-SDN List; (b) a legal entity that is a Sanctions target based on the ownership or control of such legal entity by Sanctioned Person(s); or (c) the target of or subject to any territorial or country-based Sanctions program.

“SBIC Subsidiary”: Any subsidiary of the Equityholder (or such subsidiary’s general partner or manager entity) that is (x) either (i) a “small business investment company” licensed by the U.S. Small Business Administration or any governmental authority succeeding to any or all of the functions thereof (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, or (ii) any wholly-owned, direct or indirect, subsidiary of an entity referred to in clause (x)(i) of this definition.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Scheduled Reinvestment Period End Date”: ~~February 27, 2028~~October 15, 2029 (unless extended with the prior written consent of the Administrative Agent and each Lender).

“SEC”: The Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Loan”: A Loan that (i) does not satisfy each requirement set forth in the definition of “Broadly Syndicated Loan,” “Middle Market Loan” or “First Lien Last-Out Loan,” (ii) is secured by a pledge of collateral (including all of the applicable Obligor’s assets constituting collateral for such Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral)), which security interest is validly perfected and second priority under Applicable Law (subject to Permitted Liens), (iii) is pari passu in right of payment with the Indebtedness of the holders of the first priority security interest (other than with respect to the proceeds of liquidated collateral following an event of default) and (iv) pursuant to an intercreditor between the Borrower (or applicable agent) and the holder of the first priority Lien (or applicable agent) over the Underlying Assets, the amount of Indebtedness secured by such first priority Lien is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).

voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitution”: The meaning specified in Section 2.14(b).

“Swingline Advance”: Any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.1, and all such swingline loans collectively as the context requires. For the avoidance of doubt, ~~all~~unless otherwise specified, a Swingline Advance shall constitute an Advance hereunder; provided that, for the purposes of calculating Interest, Non-Usage Fee, and any other applicable fees or expenses under this Agreement, all Advances Outstanding that are Swingline Advances shall be ~~denominated in Dollars~~deemed attributable solely to the Swingline Lender.

“Swingline Commitment”: The commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not to exceed $50,000,000 outstanding at any time, as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender in its capacity as a Lender hereunder, and is not in addition thereto.

“Swingline Lender”: The meaning specified in the Preamble.

“Swingline Refund Date”: The meaning specified in Section 2.20(a).

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: The earliest of (a) the date of the termination of all the Commitments pursuant to Section 2.3(a), (b) the Facility Maturity Date, and (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Third Amendment Closing Date”: May 14, 2025.

“Tranche Size”: With respect to any Loan, the dollar value of the tranche of Indebtedness of the applicable Obligor currently held or contemplated for purchase by the Borrower, which may include any last out component (but not any second lien component) and, in the sole discretion of the Administrative Agent, any Indebtedness under another tranche that (x) is an obligation of the same Obligor under the same Underlying Instrument, (y) pari passu with such Loan and (z) has the same material terms as such Loan.

“Transaction”: The meaning specified in Section 3.2.

such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Loan Advance, (ii) the aggregate unused Commitments then in effect and (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Loan Advance, could be advanced to the Borrower hereunder without causing a Borrowing Base Deficiency.

(ii) in the case of a Swingline Advance, the Swingline Lender shall make available to the Borrower in same day funds by wire transfer to the account designated by Borrower in the Funding Notice given pursuant to this Section 2.2, an amount equal to the least of (x) the amount requested by the Borrower for such Swingline Advance, (y) the positive difference between (A) the Swingline Commitment then in effect and (B) the aggregate outstanding Swingline Advances as of such date and (z) the maximum amount that, after taking into account the proposed use of the proceeds of such Swingline Advance, could be advanced to the Borrower hereunder without causing a Borrowing Base Deficiency.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Loan Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.3 Reduction of the Facility Amount; Principal Repayments.

(a) The Borrower (or the Collateral Manager on behalf of the Borrower) may irrevocably terminate the Commitments in whole or irrevocably reduce in part any portion of the Commitments that exceed the Advances Outstanding; provided that (i) the Borrower shall provide a Repayment Notice at least three (3) Business Days prior to the date of such termination or reduction to the Administrative Agent (with a copy to the Collateral Manager); (ii) any partial reduction of the Commitments shall be in an amount equal to $1,000,000 and in integral multiples of $250,000 in excess thereof; and (iii) in the case of such termination or reduction on or prior to the second anniversary of the Third Amendment Closing Date, other than in connection with an amendment and restatement of this Agreement, the Borrower shall pay to the Administrative Agent for distribution to the Lenders the applicable Commitment Reduction Fee; provided that no Commitment Reduction Fee shall be due and payable if such termination or reduction occurs (x) using the proceeds of a collateralized loan obligation transaction securitizing all or any of the Collateral for which the Administrative Agent has provided its prior written consent (in its sole discretion) or (y) after the second anniversary of the Third Amendment Closing Date. Each notice of a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The applicable Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of the Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b) The Borrower (or the Collateral Manager on behalf of the Borrower) may, at any time, reduce Advances Outstanding; provided that (i) the Borrower shall provide a Repayment Notice at least one (1) Business Day prior to the date of such reduction to the Administrative Agent, the Collateral Agent, and the Lenders (provided that same day notice may be given with respect to curing any Borrowing Base Deficiency) and (ii) any reduction of

Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that no Borrowing Base Deficiency exists) shall be in a minimum amount of $250,000 and in integral multiples of $100,000 in excess thereof. In connection with any such reduction of Advances Outstanding, the Borrower shall deliver (1) to the Administrative Agent, the Collateral Agent and each Lender, a Repayment Notice and (2) funds to the Collateral Agent for payment to the Lenders of such Advances sufficient to repay such Advances Outstanding~~,~~ and, solely in the case of a repayment in full of the Obligations, all accrued Interest thereon~~, together with~~ and any Breakage Costs related thereto, which may include instructions to the Collateral Agent to use funds from the Principal Collection Account and/or funds otherwise provided by the Borrower, to the Collateral Agent with respect thereto; provided that, the Advances Outstanding will not be reduced unless sufficient funds have been remitted to pay all such amounts referred to in this sentence in full. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

(c) Unless sooner prepaid pursuant to the terms hereof, the Advances Outstanding shall be repaid in full on the Termination Date or on such later date as is agreed to in writing by the Borrower, the Collateral Manager, the Administrative Agent and the Lenders.

Section 2.4 Determination of Interest.

(a) The Collateral Agent shall determine the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Accrual Period and shall advise the Collateral Manager and the Borrower thereof on the third Business Day prior to such Payment Date.

(b) No provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law.

(c) No Interest shall be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

(d) In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower, the Collateral Agent and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

Section 2.5 [Reserved].

Section 2.6 Borrowing Base Deficiency Cures.

(a) Any Borrowing Base Deficiency may be cured by the Borrower taking one or more of the following actions:

Section 2.21 Increase in Facility Amount.

The Borrower may, with the prior written consent of each Lender (in its sole discretion, and subject to customary conditions precedent including, without limitation, no existing Event of Default), (i) increase the Commitment of the existing Lenders (pro rata) with the consent of each such Lender, (ii) add additional Lenders and/or (iii) increase the Commitment of any Lender with the consent of such Lender, in each case which shall increase the Facility Amount by the amount of the Commitment of each such existing or additional Lender up to an aggregate maximum of $~~900,000,000~~1,500,000,000 .

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1 Conditions to Closing.

No Lender shall be obligated to make any Advance hereunder, nor shall any Lender, the Administrative Agent or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to the Administrative Agent;

(b) The Administrative Agent shall have received satisfactory evidence that each of the Equityholder, the Borrower and the Collateral Manager has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby;

(c) The Equityholder, the Collateral Manager and the Borrower shall each have delivered to the Administrative Agent a certificate as to whether such Person is Solvent in the form of Exhibit B;

(d) (i) The Borrower shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Borrower has occurred, (ii) the Collateral Manager shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Collateral Manager or Collateral Manager Termination Event has occurred and (iii) the Equityholder shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Equityholder has occurred;

(e) The Administrative Agent and the Collateral Manager shall have received,

Annex B

Lender	Commitment
Wells Fargo Bank, National Association	$~~650,000,000~~700,000,000
Raymond James Bank	$100,000,000
Apple Bank	$100,000,000
Synovus Bank	$100,000,000

Annex B to LSA